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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (AMENDMENT NO. 8)*




                               Molex Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)



                      COMMON STOCK AND CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                             608554101 and 608554200
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]   Rule 13d-1(b)

[_]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

______________________

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the
NOTES).
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
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CUSIP NO. 608554101 and 608554200                              PAGE 2 OF 8 PAGES
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  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Trustees of General Electric Pension Trust
      I.R.S. # 14-6015763
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       3,781,254
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               3,781,254
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,781,254
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [_]


----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.67% (14.19% if aggregated with the shares beneficially owned by the other Reporting Persons (as defined in the Introductory Note))**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      EP
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on the aggregate of: (i) GEPT's 3,710,194 shares of non-voting convertible Class A Common Stock on a fully converted basis and (ii) 99,499,595 shares of Common Stock outstanding on October 27, 2006, as set forth in the Issuer's Form 10-Q for the quarterly period ended September 30, 2006. GEPT's 71,060 shares of Common Stock and 3,710,194 shares of non-voting convertible Class A Common Stock were aggregated for purposes of this calculation.

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CUSIP NO. 608554101 and 608554200                              PAGE 3 OF 8 PAGES
=================================                              =================

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  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      GE Asset Management Incorporated, as Investment Manager of GEPT (as defined below) and as Investment Adviser to certain other entities and accounts
      I.R.S. #06-1238874
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of Delaware
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               10,864,021
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       3,781,254
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           10,864,021
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               3,781,254
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      14,645,275
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*      [_]


----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.19%**
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      IA, CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

** This percentage is based on the aggregate of: (i) GEPT's 3,710,194 shares of non-voting convertible Class A Common Stock on a fully converted basis and (ii) 99,499,595 shares of Common Stock outstanding on October 27, 2006, as set forth in the Issuer's Form 10-Q for the quarterly period ended September 30, 2006. GEPT's 71,060 shares of Common Stock and 3,710,194 shares of non-voting convertible Class A Common Stock were aggregated for purposes of this calculation.

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CUSIP NO. 608554101 and 608554200                              PAGE 4 OF 8 PAGES
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  1.  NAMES OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      General Electric Company
      I.R.S. #14-0689340
----- --------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [X]
----- --------------------------------------------------------------------------
  3.  SEC USE ONLY


----- --------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION

      State of New York
--------------------------------------------------------------------------------
                           5.  SOLE VOTING POWER

                               None
NUMBER OF                ----- -------------------------------------------------
SHARES                     6.  SHARED VOTING POWER
BENEFICIALLY
OWNED BY                       Disclaimed (see 9 below)
EACH                     ----- -------------------------------------------------
REPORTING                  7.  SOLE DISPOSITIVE POWER
PERSON
WITH                           None
                         ----- -------------------------------------------------
                           8.  SHARED DISPOSITIVE POWER

                               Disclaimed (see 9 below)
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      Beneficial ownership of all shares disclaimed by General Electric Company
----- --------------------------------------------------------------------------
 10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                    [X] Disclaimed (see 9 above)
----- --------------------------------------------------------------------------
 11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      Not Applicable (see 9 above)
----- --------------------------------------------------------------------------
 12.  TYPE OF REPORTING PERSON*

      CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

INTRODUCTORY NOTE: This Amendment No. 8 amends the Statement on Schedule 13G filed on behalf of General Electric Company, a New York corporation ("GE"), GE Asset Management Incorporated, a Delaware corporation and a wholly owned subsidiary of GE ("GEAM"), the Trustees of General Electric Pension Trust, a New York common law trust ("GEPT") and certain other entities on February 14, 2000, as amended on May 9, 2000, as amended on February 14, 2001, as amended on February 14, 2002, as amended on February 14, 2003, as amended on February 12, 2004, as amended on February 14, 2005, and as amended on February 14, 2006 (as amended, the "Schedule 13G"). This Amendment No. 8 is filed on behalf of GE, GEAM and GEPT (collectively, the "Reporting Persons"). GEAM is a registered investment adviser and acts as Investment Manager of GEPT and acts as an Investment Adviser to certain other entities and accounts. GEAM may be deemed to be the beneficial owner of 3,710,194 shares of Class A Common Stock and 71,060 shares of Common Stock of Molex Incorporated (the "Issuer") owned by GEPT and of 10,857,421 shares of Class A Common Stock and 6,600 shares of Common Stock of the Issuer owned by such other entities and accounts. GEAM and GEPT each expressly disclaim that they are members of a "group." GE disclaims beneficial ownership of all shares and expressly disclaims that it is a member of a "group."

The Items from the Schedule 13G are hereby amended to read as follows:

Item 2(a)         Name of Person Filing
---------------------------------------

                  General Electric Pension Trust

                  GE Asset Management Incorporated as Investment Manager of GEPT and as Investment Adviser to certain entities and accounts

                  General Electric Company


Item 2(b)         Address of Principal Business Office or, if none, Residence
-----------------------------------------------------------------------------

                  The address of the principal offices of GEPT and GEAM is 3001 Summer Street, Stamford, Connecticut 06905. The address of the principal offices of General Electric Company is 3135 Easton Turnpike, Fairfield, Connecticut 06431.


Item 2(c)         Citizenship
-----------------------------

                  General Electric Pension Trust - New York common law trust

                  GE Asset Management Incorporated - Delaware corporation

                  General Electric Company - New York corporation


Item 4            Ownership
---------------------------
                                                GEPT        GEAM          GE
(a)   Amount beneficially owned              3,781,254   14,645,275   Disclaimed
(b)   Percent of class                           3.67%       14.19%   Disclaimed
(c)   No. of shares to which person has
      (i)   sole power to vote or direct
            the vote                            None     10,864,021      None



                                     5 of 8

      (ii)  shared power to vote or direct
            the vote                         3,781,254    3,781,254   Disclaimed
      (iii) sole power to dispose or to
            direct disposition                  None     10,864,021      None
      (iv)  shared power to dispose or to
            direct disposition               3,781,254    3,781,254   Disclaimed



Item 10           Certification
-------------------------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


















                                     6 of 8

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2007

                                           GENERAL ELECTRIC PENSION TRUST
                                           By: GE Asset Management Incorporated,
                                               its Investment Manager


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name:   Michael M. Pastore
                                               Title:  Vice President



                                           GE ASSET MANAGEMENT INCORPORATED


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name:   Michael M. Pastore
                                               Title:  Vice President



                                           GENERAL ELECTRIC COMPANY


                                           By: /s/ Ronald R. Pressman
                                               ---------------------------------
                                               Name:   Ronald R. Pressman
                                               Title:  Senior Vice President




                                     7 of 8

                                                                      SCHEDULE I



                             JOINT FILING AGREEMENT
                             ----------------------

                  This will confirm the agreement by and between all the undersigned that the Schedule 13G on or about this date and any amendments thereto with respect to the beneficial ownership by the undersigned of shares of the Class A Stock and Common Stock of Molex Incorporated is being filed on behalf of each of the undersigned.

Dated: February 12, 2007

                                           GENERAL ELECTRIC PENSION TRUST
                                           By: GE Asset Management Incorporated,
                                               its Investment Manager


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name:   Michael M. Pastore
                                               Title:  Vice President



                                           GE ASSET MANAGEMENT INCORPORATED


                                           By: /s/ Michael M. Pastore
                                               ---------------------------------
                                               Name:   Michael M. Pastore
                                               Title:  Vice President



                                           GENERAL ELECTRIC COMPANY


                                           By: /s/ Ronald R. Pressman
                                               ---------------------------------
                                               Name:   Ronald R. Pressman
                                               Title:  Senior Vice President




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